Exhibit 99.1

PharmaCyte Restructures Agreements with Austrianova to Strengthen Partnership

LAGUNA HILLS, CA, September 6, 2017 (BUSINESS WIRE) -- PharmaCyte Biotech, Inc. (OTCQB: PMCB), a clinical stage biotechnology company focused on developing targeted cellular therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced that it has reached an agreement with Austrianova to restructure certain agreements between them pursuant to a Binding Term Sheet (Term Sheet).

The Term Sheet provides that PharmaCyte’s obligation to make milestone payments under the Asset Purchase Agreement, the Diabetes Licensing Agreement and the Cannabis Licensing Agreement are eliminated in their entirety. Also, the royalty fees and sublicensing royalty fees are reduced in the two licensing agreements. The Term Sheet further amends the Diabetes Licensing Agreement by expanding the scope of the licensed rights to cover encapsulation of all cell types and cells lines of any kind now in existence or later identified, including stem cells at all stages of differentiation and from any source specifically designed to produce insulin for the treatment of diabetes.

The Term Sheet also provides PharmaCyte with a 5-year right of first refusal in the event Austrianova chooses to sell, assign or transfer the Cell-in-a-Box® tradename and its associated technology, intellectual property, trade secrets and “know-how” (Associated Technologies). This includes the right to purchase any manufacturing facility used with the Cell-in-a-Box® process, as well as a non-exclusive license for the special cellulose sulphate utilized in that process. Additionally, for a period of one year from the date of the Term Sheet, Austrianova has agreed not to solicit, negotiate or entertain any inquiry regarding the potential acquisition of Cell-in-a-Box® and its Associated Technologies.

PharmaCyte has agreed to share with Austrianova 50% of any financial and non-financial consideration it receives from sublicenses under the Asset Purchase Agreement, the Diabetes Licensing Agreement and the Cannabis Licensing Agreement. PharmaCyte has also agreed to pay Austrianova $150,000 per month for the next 6 months. Prof. Walter H. Günzburg, Chairman of the Board of Austrianova, who currently serves as PharmaCyte’s Chief Scientific Officer, has agreed to continue his work for PharmaCyte without cash compensation for the same period.

Kenneth L. Waggoner, the Chief Executive Officer of PharmaCyte, commented on the restructuring saying, “We have worked diligently with Austrianova to find ways that better align our interests as partners to achieve PharmaCyte’s goals. The provisions of the Term Sheet do just that. Not only has Austrianova made significant financial concessions, Austrianova has agreed to provide us with a vehicle by which we can acquire Cell-in-a-Box® and its Associated Technologies, including the manufacturing facility that will encapsulate the live cells required for our pancreatic cancer therapy and the other therapies we are developing that utilize the Cell-in-a-Box® technology.

“We felt that securing the right of first refusal now was imperative, as we move forward with our planned clinical trial in locally advanced pancreatic cancer. We also believe that these changes will serve to strengthen the partnership that has existed between PharmaCyte and Austrianova since we initially acquired the right to use this remarkable technology.”

Prof. Gunzburg, the Chairman of Austrianova, said, “The next 6 months will be an exciting time in the further alignment of our respective companies. PharmaCyte has always been an important partner for Austrianova, and we are looking forward to intensifying our mutually beneficial relationship.”

The Term Sheet memorializes the agreement between the parties to amend their principal agreements. Those amendments are in the process of being drafted and should be finalized and signed by the parties in the near term.

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About PharmaCyte Biotech

PharmaCyte Biotech is a clinical stage biotechnology company developing cellular therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®.” This technology will be used as a platform upon which therapies for several types of cancer and diabetes are being developed.

PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and resulted in no treatment related side effects.

PharmaCyte’s therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce, store and release insulin in response to the levels of blood sugar in the human body. The encapsulation will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement because of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements due to the impact of numerous risk factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

More information about PharmaCyte Biotech can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Contact:

Investor Relations:

PharmaCyte Biotech, Inc.

Investor Relations Department

Telephone: 917.595.2856

Email: Info@PharmaCyte.com

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